Exhibit (a)(1)(E)
SPECIAL LETTER OF AUTHORIZATION
(Alternative Processing / Delivery)
(MUST ACCOMPANY SIGNED LETTER OF TRANSMITTAL)
INSTRUCTIONS: The following letter should be signed if you want a third party (such as a broker, bank, pledgee or other custodian) to tender Preferred Stock on your behalf and receive physical delivery of the newly issued shares of Common Stock, issued in exchange. Please note: This letter does not transfer registration of the Preferred or Common Stock. Capitalized terms not otherwise defined herein shall have the meaning ascribed such terms in the Exchange Offer Memorandum.
To whom it may concern:
     By delivery of the accompanying Letter of Transmittal, the undersigned has tendered to the Company the shares of the Preferred Stock indicated therein. This Special Letter of Authorization is intended to provide further instructions and authority concerning the tendered shares of Preferred Stock and the disposition of shares of Common Stock to be received in exchange.
     The undersigned hereby irrevocably authorizes and directs the following party (“Custodian”) to process the Letter of Transmittal, stock certificates and all other documentation related to the tender of the undersigned’s Preferred Stock to the Company in the Exchange Offers, to send the same to the Company, and to receive into its custody from the Company certificates or other evidence of the shares of Common Stock issued in the Exchange Offer, and to take any and all other actions deemed necessary or desirable, in the Custodian’s sole discretion, to accomplish the foregoing.

Name of Custodian:

Delivery Address, City, State and ZIP Code:

Contact person & telephone:
     No authority conferred by this Letter of Authorization shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.
     The undersigned takes full responsibility to verify the accuracy of the information furnished above. The undersigned agrees to hold the Company, the Information Agent, the Exchange Agent and their respective directors, officers, agents, and representatives harmless against any losses, claims, damages or liabilities arising out of errors in such information or the actions or omissions of the Custodian.
[Signature page follows.]

PLEASE SIGN HERE
     This Special Letter of Authorization must be signed by the registered holder(s) exactly as their name(s) appear(s) on the registered stock ledger maintained by the Company’s registrar. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must set forth his or her full title below under “Capacity” and submit evidence satisfactory to the Company of such person’s authority to so act.

Signature(s) of Registered Holder(s) or Authorized Signatory:

[Signature(s) must be guaranteed below]
Dated:                                           , 2010

Name(s):

(Please Type or Print)

Capacity (full title):

Address:

(Including Zip Code)

Area Code and Telephone No.:

Inquiries. Any questions and requests for assistance, or requests for additional copies of this Letter of Authorization, the Letter of Transmittal, the Exchange Offer Memorandum and other related documents should be directed to the Information Agent, Douglas J. Glenn, EVP, GC, and COO at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510 at (757) 217-3634 or email dglenn@bofhr.com